FINANCING SUPPORT AGREEMENT
This Financing Support Agreement (“Agreement”) is made by and between Erin Energy Corporation, a Delaware corporation (“Erin”), and the Public Investment Corporation SOC Ltd (registration number 2005/009094/30), a state-owned company registered and duly incorporated in accordance with the laws of the Republic of South Africa, (acting in its capacity as agent and representative of its client, the Government Employees Pension Fund) (“PIC”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”
Recitals

A.	PIC currently owns a significant equity interest in Erin. As at the date of this Agreement, PIC holds nearly 30% (thirty percent) of the issued shares in Erin;

B.
Erin requires debt financing in the amount of U.S. $100 million (one hundred million US dollars) to carry out drilling and related activities to increase production of the number of barrels produced per day;

C.
By letter, dated 01 February 2016 and further by approval from the relevant investment committee on 3 June 2016, PIC confirmed and approved its interest and willingness to support Erin’s efforts to raise the debt financing referred to in Recital B above, by providing a bank guarantee to any third-party lender providing such financing. It is recorded that for the purpose of this Agreement, the third-party lender shall be either a reputable commercial bank or a reputable crude oil off taker (the “Third-Party Lender”);

D.
Erin has identified sources of the financing required and has entered into or shall have entered into a facility agreement with the Third-Party Lender regulating the terms and conditions of the financing by the Third-Party Lender to Erin (“Facility Agreement”). In conjunction with the Facility Agreement, the Third-Party Lender requires that a bank guarantee be provided in accordance with the financial support by PIC to Erin as contained in this Agreement and

E.
In support of its investment in Erin and subject to the terms and conditions hereinafter set forth, PIC has agreed to provide the required bank guarantee and Erin has agreed, in consideration thereof, to provide an indemnity and grant warrants as hereinafter provided.

1.    Agreement
In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.1	Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Erin dated May 3, 2007, in effect and as amended from time to time.
“Closing Date” means the date on which Erin receives the funds under the Facility Agreement that are guaranteed by the Guarantee (as defined below).
“Common Stock” means the common stock of Erin, as described in Erin’s Certificate of Incorporation.
“Conversion Shares” “Conversion Shares” means the shares of Common Stock to be issued to PIC in lieu of receiving cash for any indemnifiable Losses under Section 3.3(b) hereof.
“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental authority.
“Third-Party Lender” has the meaning set forth in Recital C and shall include any third-party providing funding by way of advance payment for the purchase of crude oil.
“Warrant Share” means a share of Common Stock issuable upon exercise of the warrants referred to in Section 3.1 hereof.
2.    Provision of Bank Guarantee
PIC agrees to apply for, request, and authorise The Standard Bank of South Africa Limited (“Standard Bank”), or any other reputable commercial bank acceptable to the Third-Party Lender, to issue a bank guarantee in favour of the Third-Party Lender in the amount of one hundred million United States Dollars (US$100,000,000) or such lesser amount as may be agreed by the Parties, which Guarantee shall be in a form as attached hereto as Exhibit A, or such other form as may be reasonably acceptable to PIC for a period of 3 (three) years (the “Guarantee”). In conjunction thereto, PIC agrees to provide to the issuing bank such indemnity and/or other undertaking as may reasonably be requested by such bank.

3.	Consideration to be provided by Erin
In consideration for the undertaking agreed to by PIC in clause 2 above, Erin shall provide to PIC the following:

3.1
Fee. The Guarantee shall attract an upfront fee of 250 (two hundred and fifty) basis points of the Guarantee amount which shall be payable by Erin to PIC on the date of the disbursement of the first utilisation by the Third-Party Lender to Erin under the Facility Agreement. Erin shall provide PIC with confirmation of payment at the address provided in clause 8.3 below.

3.2
Warrants. Erin shall, on the day following the Closing Date, issue to PIC warrants to purchase shares of Common Stock in an amount equal to the amount of the Guarantee times twenty percent divided by the closing market price of the Common Stock on the NYSE MKT on the Closing Date, with a strike price equal to such closing market price. The warrants shall be in the form attached hereto as Exhibit B.

3.3
Notwithstanding any other provision of this Agreement and without prior approval of the shareholders of Erin, in no event shall the number of shares of Common Stock issued or issuable hereunder as Conversion Shares and/or Warrant Shares exceed an aggregate of 19.99% of the number of shares of Common Stock outstanding on the date of this Agreement.

3.4	Indemnification.

3.2.1
Erin agrees to indemnify and hold PIC harmless from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other reasonable expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened, and the costs of enforcement hereof) (collectively, “Losses”) to which PIC may become subject as a result of the Guarantee or any other document or instrument to which PIC is a party or a signatory in relation thereto or arising thereof.

3.2.2
The amount of any and all indemnifiable Losses suffered by PIC agreed or otherwise required to be paid by Erin (the “Indemnifiable Amounts”) shall be paid in cash or, at the option of PIC, may be paid in newly issued shares of Common Stock. If PIC opts to receive newly issued shares of Common Stock in lieu of receiving cash for any indemnifiable Losses, the number of shares to be issued to PIC shall have a fair market value equal to the aggregate amount of the indemnifiable Losses agreed or otherwise required to be paid by Erin. The fair market value of such shares shall be determined by calculating the average closing price of Erin’s Common Stock over a period of thirty (30) days on the principal stock exchange on which the shares are traded (based on the aggregate trading volume on such exchange for the relevant thirty (30) day period), counting back from the first business day immediately prior to the final determination of the Indemnifiable Amounts.

3.5
In no event shall either Party be liable for punitive, exemplary, special, incidental, consequential, lost profits or damages other than actual damages suffered by the other Party with respect to any term or the subject matter of this Agreement, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from the other person’s or any of its affiliates’ sole, joint or concurrent negligence, strict liability or other fault.

4.	Conditions Precedent.

4.1
The obligations of PIC hereunder shall be subject to the satisfaction of any applicable regulatory approvals required to be obtained by PIC to give effect to this Agreement. PIC shall obtain any applicable regulatory approvals or confirmations from the relevant regulatory authority by January 31, 2017. Should PIC be unable to obtain the necessary approvals by the aforementioned date, PIC shall accordingly inform Erin and endeavour to obtain such approvals within a reasonable period.

4.2	The following conditions shall be fulfilled by Erin to the reasonable satisfaction of PIC unless waived by PIC at its sole discretion:

4.2.1
Erin shall as a continuing condition of this agreement, provide PIC with regular feedback, initially on a monthly basis in respect of its strategy, implementation thereof and any amendments and/or changes thereto as well as Erin’s project management plans in relation to its strategy and implementation from time to time. Erin shall also provide PIC with feedback in respect of its balance sheet restructuring and capital expenditure programme, evidencing the funding being channeled to its production.

4.2.2	Erin shall provide PIC with its ESG implementation plan by or before 31 January 2017 or on such later date that shall be agreed upon between the Parties.

4.2.3
In view of Erin’s secondary listing on the Johannesburg Stock Exchange (JSE), Erin shall ensure that its corporate governance is in compliance with the Listing Requirements of the JSE. Erin shall accordingly extend its board committee to include the following:

(a)	Social and Ethics Committee; and

(b)	A management of risk and information technology committee;
within 6 (six) months of signature of this Agreement and may be satisfied by the establishment of new committees, and/or of sub-committees within existing board committees and/or the elaboration within the charter of existing board committees to reflect either an expansion of the scope of those committees or a clarification that the scope of those committees already encompass the governance matters contemplated by this condition.

4.2.4
Recognizing that PIC desires that Erin appoint its Chief Financial Officer as an executive member of Erin’s board of directors, Erin shall, in good faith, during the three (3) month period following the date of this Agreement, consider the appointment of its Chief Financial Officer as an executive member of Erin’s board of directors, and, if appropriate, taking into account the wishes of the shareholders, including any significant new equity providers, and the laws and regulations to which Erin is subject, determine whether it can comply with PIC's request. If Erin can so comply, it will then take steps to appoint its Chief Financial Officer as an executive member of Erin’s board of directors and to seek ratification of same at its next meeting of shareholders.

4.2.5	Erin shall provide PIC with executed off-take agreements as and when such agreements are executed before the Closing Date.

5.
PIC agrees to keep all non-public information provided to PIC under this Agreement strictly confidential and to not disclose any such non-public information in any manner whatsoever to any third party without the prior written consent of Erin or until such information becomes available to the general public.

6.
Representations, Warranties and Covenants of Erin. Erin represents and warrants to PIC that: Organizational Matters. Erin has the full and requisite power, capacity and authority to enter into and perform its obligations under this Agreement. Erin (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its properties and carry on its business and (iii) is qualified to do business and is in good standing in all jurisdictions where it conducts its business and operations.

6.2    Authorization, Execution and Delivery. This Agreement has been duly authorized, executed and delivered by Erin and constitutes legal, valid and binding obligations of Erin, enforceable against Erin in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
6.3    Non-Contravention. The execution, delivery and performance by Erin of this Agreement will not (i) violate or contravene its organizational documents, any law, rule or regulation or any order, writ, injunction or decree of any court, governmental authority or arbitrator, (ii) conflict with or result in a breach of any agreement, contractual obligation or undertaking to which Erin is a party or by which it is bound or (iii) result in the creation or imposition of or obligation to grant any lien upon any properties of Erin.
6.4    Required Approvals and Consents. No authorization, approval or consent of, and no filing or registration with, any court or governmental authority is or will be necessary for the execution, delivery or performance by Erin of this Agreement or for the validity or enforceability hereof or thereof.

7.	Representations, Warranties and Covenants of PIC. PIC represents and warrants to Erin that:
7.1    Organizational Matters. PIC acting in its capacity as representative of its Client, the Government Employees Pension Fund, has the full and requisite power and authority to enter into and perform its obligations under this Agreement. PIC (i) is duly organized, validly existing and in good standing under the laws of the Republic of South Africa, (ii) has all requisite power and authority to own its properties and carry on its business and (iii) is qualified to do business and in good standing in all jurisdictions where it conducts operations.

7.2    Authorization, Execution and Delivery. This Agreement has been duly authorized, executed and delivered by PIC and constitutes legal, valid and binding obligations of PIC, enforceable against PIC in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
7.3    Non-Contravention. The execution, delivery and performance by PIC of this Agreement will not (i) violate or contravene its organizational documents, any law, rule or regulation or any order, writ, injunction or decree of any court, governmental authority or arbitrator, (ii) conflict with or result in a breach of any agreement, contractual obligation or undertaking to which PIC is bound or (iii) result in the creation or imposition of or obligation to grant any lien upon any properties of PIC.
7.4    Required Approvals and Consents. No authorization, approval or consent of, and no filing or registration with, any court or governmental authority is or will be necessary for the execution, delivery or performance by PIC of this Agreement or for the validity or enforceability hereof or thereof other than as provided in clause 4 above.

8.	Miscellaneous
8.1    Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
8.2    Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party hereto, it being understood that both Parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a portable document format, or “.pdf” data file, such signature shall create a valid and binding obligation of the Party hereto executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
8.3    Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telefax or electronic mail, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, and (iii) if given by an internationally recognized overnight air courier, then such notice shall be deemed given three (3) business days after delivery to such carrier. All notices shall be addressed to the Party to be notified at the address as follows, or at such other address as such Party may designate by ten (10) days advance written notice to the other Party:
If to Erin:
Erin Energy Corporation
1330 Post Oak Boulevard
Suite 2250
Fax: 713.797.2990
Email: Daniel.Ogbonna@erinenergy.com
Attention: Daniel Ogbonna, Senior Vice President and Chief Financial Officer

If to PIC by personal delivery:
Public Investment Corporation SOC Ltd
Block C, Riverwalk Office Park
41 Matroosberg Road (corner of Garsfontein and Matroosberg Roads)
Ashlea Gardens Extension 6
Menlo Park, Pretoria
South Africa
Attention: Dr. Daniel Matjila, Chief Executive Officer

If to PIC by mail, telefax or electronic mail:
Public Investment Corporation SOC Ltd
Private Bag X 187
Pretoria
South Africa
0001
Email: Daniel.Matjila@pic.gov.za
Attention: Chief Executive Officer

8.4    Expenses. Erin shall pay any and all ancillary costs and expenses reasonably incurred by PIC in respect of the application for the Guarantee over the three year term thereof. PIC shall, on a quarterly basis issue an invoice to Erin which shall be payable within 10 (ten) days of receipt, or on a later date to be agreed upon between PIC and Erin.
8.5    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively), only with the written consent of the Parties.
8.6    Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by either Party, except such release or announcement as the Parties collectively and reasonably determine may be required by law or the applicable rules or regulations of the NYSE MKT stock market and/or the South African securities exchange operated by the JSE or any other relevant securities exchange or securities market.
8.7    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.
8.8    Entire Agreement. This Agreement, including any Exhibits thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, representations and warranties, both oral and written, between or made by the Parties with respect to the subject matter hereof and thereof.
8.9    Further Assurances. The Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.
8.10    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any Proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such Proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably consents to the jurisdiction of any such court in any such proceeding and to the laying of venue in such court. Each Party irrevocably waives any objection to the laying of venue of any such proceeding brought in such courts and irrevocably waives any claim that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties waives any right to request a trial by jury in any litigation with respect to this Agreement and represents that counsel has been consulted specifically as to this waiver.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

Erin Energy Corporation

By:	/s/ Daniel Ogbonna
Daniel Ogbonna
Senior Vice President and Chief Financial Officer
Date: February 6, 2017

Public Investment Corporation SOC Ltd

By:	/s/ Dr. Daniel Matjila
Dr. Daniel Matjila
Chief Executive Officer
Date: 18/12/2016

EXHIBIT A: FORM OF GUARANTEE

TRN No: ……………………………..

Beneficiary details

BANK GUARANTEE

[●] October 2016

Applicant:	Public Investment Corporation SOC Ltd (Registration Number: 2005/0090940/30) acting in its capacity as the authorised representatives of the Government Employees Pension Fund

Beneficiary:	Mauritius Commercial Bank Limited in its capacity as security agent and trustee under the Contract

Contract
(Underlying

Agreement):	The USD 100,000,000 (one hundred million United States Dollars) facility agreement entered into between, inter alia, Erin, Erin Petroleum Nigeria Limited and the Beneficiary

Erin:	Erin Energy Corporation

Financing Support

Agreement:	The financing support agreement entered into between the Applicant and Erin setting out the terms and conditions under which the Applicant shall provide financial support to Erin

Guarantee:	The irrevocable on demand, independent guarantee issued by the Bank to the Beneficiary in accordance with the terms and conditions of this document

Guaranteed Amount:     US$100,000,000 (One Hundred Million United States Dollars)

Reduction in

Guarantee Amount:
The Guaranteed Amount or balance thereof, shall be capable of being reduced only in the following circumstances: (a) pro rata, as amounts are paid out under the Guarantee and/or (b) pro rata upon Erin making regular scheduled debt service payments in full in accordance with the Contract. Following the occurrence of either of the preceding, the Beneficiary shall notify the Bank in writing and the available Guarantee Amount shall be reduced accordingly

Expiry Date:
3 (three) years from the date of issuance hereof or if earlier, the date on which the Beneficiary confirms in writing to the Bank and the Applicant that all amounts due to the Beneficiary under the Contract have been paid in full. For the avoidance of doubt, this date shall not exceed 3 (three) years from the date of issuance of this bank guarantee.

Bank:	The Standard Bank of South Africa Limited, (Registration Number 1962/000738/06), a public company duly incorporated with limited liability according to the laws of the Republic of South Africa

Bank's
Address:     SBZAZAJJ.

Business Days:	A day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in Johannesburg, South Africa and Port-Louis, Mauritius.

1.
Erin requires debt financing in a principal amount of USD100,000,000 (one hundred million United States Dollars), in order to carry out drilling and related operational activities to increase the production levels of its 100% owned subsidiary, Erin Petroleum Nigeria Limited. The Applicant is an existing shareholder in Erin and accordingly undertakes to support Erin's efforts to raise debt financing from the Beneficiary and has agreed to secure a bank guarantee in favour of the Beneficiary.

2.
By or before the date of this Guarantee, Erin and the Beneficiary shall have entered into the Contract, in terms of which, the Beneficiary undertakes to advance a facility amount of USD100,000,000 (United States Dollars one hundred million only) to Erin subject to the conditions therein. In accordance with the terms and conditions of the Contract, the Beneficiary requires Erin to provide security in the form of a bank guarantee.

3.
Considering that Erin requires the Applicant support in order to secure debt financing under the Contract, Erin and the Applicant have entered into the Financing Support Agreement in respect of which the Applicant undertakes to provide financial support to Erin by applying for a bank guarantee which will be for the benefit of the Beneficiary in respect of any amounts owing by Erin to the Beneficiary in accordance with the terms of the Contract.

4.
At the request of the Applicant, the Bank hereby irrevocably undertakes and guarantees to pay the Beneficiary, on demand in accordance with clause 5 and 6 below, such amount(s) as and when demanded by the Beneficiary, which in aggregate do not exceed the Guaranteed Amount within 5 Business Days following receipt by the Bank of a Complying Demand.

5.	A Complying Demand must be issued by the Beneficiary as follows:

5.1.
by swift message to the Bank at the Bank’s Address: SBZAZAJJ or to a reputable bank in the United Kingdom who shall act as an intermediary for the purposes of receiving a Complying Demand from the Beneficiary on behalf of the Bank;

5.2.	contain a statement, stating that a payment default has occurred under the Contract and that it requires the Guaranteed Amount, or any part thereof, to be paid by the Bank; and

5.3.	state the amount(s) that the Beneficiary requires the Bank to pay.

6.
Payment of the Guaranteed Amount, or any part thereof, will only be made following notification by the Beneficiary to the Bank’s Addresses or to the swift address of the bank nominated by the Bank as per clause 5.1 above.

7.	The Bank will pay on demand under this Guarantee following receipt of a Complying Demand from the Beneficiary pursuant to clauses 5 and 6 above and without verifying:

7.1.	the validity or authenticity of the Complying Demand; or

7.2.	alleged non-payment under the Contract; or

7.3.	the correctness of the amount demanded by the Beneficiary.

8.	For the avoidance of doubt, multiple demands and payments are permitted provided that the aggregate of amounts paid by the Bank to the Beneficiary shall not exceed the Guaranteed Amount.

9.	The Bank's obligation herein is restricted to the payment of money and will not be interpreted as extending the Bank's liability to anything other than the payment of the Guaranteed Amount.

10.
This Guarantee is issued in support of the Contract for the benefit of the Beneficiary and its successors and assigns. This Guarantee is transferrable by the Beneficiary and can be transferred by the Beneficiary by means of assignment or novation. Three days prior to such transfer, the Beneficiary shall inform the Bank via swift at the Bank's Address of such pending transfer and the identity of the transferee. Following any such transfer the Beneficiary shall accordingly inform the Bank via swift at the Bank's Address that the guarantee has been transferred and the transferee has acquired all the rights and obligations of the transferor under this Guarantee.

11.
Save for any amendments to the Bank's Address or any assignment under clause 10 above, no variation of this Guarantee will be of any force or effect without the prior written consent of the Applicant, the Bank and the Beneficiary.

12.
Notwithstanding anything to the contrary contained herein, this Guarantee will expire, whether surrendered to the Bank for cancellation or not, at 14h00 (South African time), on the Expiry Date or on payment of the Guaranteed Amount in full, whichever occurs first, at which time the Bank's liability will cease and no claims will be considered thereafter.

13.	This Guarantee must be surrendered to the Bank at the earlier of the:

13.1.    payment in full of the Guaranteed Amount; or

13.2.    the Expiry Date unless there is a Complying Demand which remains unpaid under the Guarantee.

14.	The Guarantee shall be subject to the Uniform Rules for Demand Guarantees, ICC Publication No.758 and shall be governed by English law with arbitration pursuant to LCIA rules in London, England.

Signed at Johannesburg on the [●] 2016
For: The Standard Bank of South Africa Limited, (Registration Number 1962/000738/06)

Nomphelo Miliswa Mahlati	Kershni Govender
Manager Operations Guarantees	Manager, Legal
Trade Services, CIB	Trade Services, CIB

As Witnesses:
1.	2.

EXHIBIT B: FORM OF WARRANTS

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND APPLICABLE LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND APPLICABLE LAWS.
COMMON STOCK PURCHASE WARRANT

Warrant No. A-[●]	Number of Shares: [●] shares

Common Stock
ERIN ENERGY CORPORATION
Effective as of _______, 2016
Void after ________, 2019
1. Issuance. This Common Stock Purchase Warrant (the “Warrant”) is issued to Public Investment Corporation SOC Ltd, a company incorporated in the Republic of South Africa (the “Holder”), by Erin Energy Corporation, a Delaware corporation (hereinafter with its successors called the “Company”).

2. Purchase Price; Number of Shares. The Holder is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $[●] (the “Purchase Price”), up to a maximum of [●] fully paid and nonassessable shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”). Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.
3. Payment of Purchase Price. The Purchase Price may be paid in cash or by electronic transfer.
4. Cashless Exercise Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the cashless exercise election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable shares of Common Stock as is computed using the following formula:

X=	Y (A-B)
A

where:	X =	the number of shares of Common Stock to be issued to the Holder pursuant to this Section 4.

	Y =	the number of shares of Common Stock covered by this Warrant in respect of which the cashless exercise election is made pursuant to this Section 4.

	A =	the Fair Market Value (defined below) of one share of Common Stock as determined at the time the cashless exercise election is made pursuant to this Section 4.

	B =	the Purchase Price in effect under this Warrant at the time the cashless exercise election is made pursuant to this Section 4.

“Fair Market Value” of a share of Common Stock as of the date that the cashless exercise election is made (the “Determination Date”) shall mean:

(a) If traded on a securities exchange or the Nasdaq National Market, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the five day period ending two trading days prior to the Determination Date;
(b) If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending two trading days prior to the Determination Date; and
(c) If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.
5. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.
6. Fractional Shares. In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in this Section 6, be entitled to receive a fractional share of Common Stock, then the Company shall issue the next higher number of full shares of Common Stock, issuing a full share with respect to such fractional share.
7. Expiration Date; Automatic Exercise. This Warrant shall expire (the “Expiration Date”) at the close of business on [●], 2019.
8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.
9. Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.
11. Mergers and Reclassifications. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Common Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the cashless exercise election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 11, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Common Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.
12. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
13. Notices of Record Date, Etc. In the event of:
(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;
(b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or
(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least twenty (20) days prior to the date specified in such notice on which any such action is to be taken.

14. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by the Holder on the basis of the following representations, warranties and covenants made by the Company:
(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.
(b) The shares of Common Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.
(c) The issuance, execution and delivery of this Warrant does not, and the issuance of the shares of Common Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.
(d) Except as set forth in the Company’s filings with the U.S. Securities and Exchange Commission, there are no outstanding (i) options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its subsidiaries, or (ii) contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional capital stock of the Company or any of its subsidiaries or (iii) options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of any of the Company or any of its subsidiaries as a result of this Warrant or the exercise thereof.
15. Amendment. The terms and provisions of this Warrant may be amended, modified or waived only by a written instrument duly executed by the Company and the Holder.
16. Representations and Covenants of the Holder. This Common Stock Purchase Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:
(a) Investment Purpose. The right to acquire Common Stock contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the

Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.
(b) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), and/or is not a “US Person” within the meaning of Regulation S promulgated under the Act.
(c) Private Issue. The Holder understands (i) that the Common Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the grounds that the issuance contemplated by this Warrant will be exempt from the registration and qualification requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 16.
(d) Financial Risk. The Holder has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of its investment. The Holder has not relied upon any representations, warranties or agreements by the Company or any of its affiliates, other than those expressly set forth in this Common Stock Purchase Warrant. The Holder acknowledges that an investment in the Company is speculative and involves a high degree of risk. The Holder is able to bear the economic risk of holding its investment for an indefinite period of time and can afford to suffer a complete loss of its investment. The Holder is not relying on the Company or any of its representatives for legal, investment, tax or other advice.
(e) Stockholder Rights. Unless otherwise specified herein or in another agreement between the Company and Holder, until exercise of this Warrant, the Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.
17. Notices, Transfers, Etc.
(a) Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.
(b) Subject to compliance with Section 18 below and the applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.
(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant.
18. Transfer of Shares.
(a) “Restricted Shares” means (a) this Warrant, (b) the shares of Common Stock issued or issuable upon exercise of this Warrant, and (c) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to a registration statement under the 1933 Act, Section 4(1) of the 1933 Act or Rule 144 under the 1933 Act or (y) at such time as they become eligible for sale under Rule 144 under the 1933 Act.
(b) Restricted Shares shall not be sold or transferred unless either (i) they first shall have been registered under the 1933 Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company if requested by the Company or its transfer agent, to the effect that such sale or transfer is exempt from the registration requirements of the 1933 Act.
(c) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by the Holder to an Affiliated Party (as such term is defined below) of the Holder, (ii) a transfer by the Holder which is a partnership to a partner of such partnership; provided that the transferee in each case agrees in writing to be subject to the terms of this Section 19 to the same extent as if it were the original Holder hereunder, or (iii) a transfer made in accordance with Rule 144 under the 1933 Act. For purposes of this Agreement “Affiliated Party” shall mean, with respect to Holder, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with Holder, including, without limitation, any general partner, officer, manager or director of Holder and any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company as, Holder.
(d) Each certificate representing Restricted Shares shall bear a legend substantially in the following form:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY

NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”
The foregoing legend shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144 under the 1933 Act.
(e) The Holder shall have certain registration rights with respect to the Common Stock issued or issuable hereunder. The registration rights will be defined in a registration rights agreement, substantially in the form of the registration rights agreement between the Holder and the Maker dated February 21, 2014.
19. No Impairment. The Company will not, without the prior written consent of the Holder by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.
20. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware.
21. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.
22. Business Days. If the last or appointed day for the taking of any action required of the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

ERIN ENERGY CORPORATION		PUBLIC INVESTMENT CORPORATION
SOC LTD

Name:	Daniel Ogbonna	Name:
Dr. Daniel Matjila

Title:	Senior Vice President and Chief
	Financial Officer	Title:	Chief Executive Officer

Execution

NOTICE OF EXERCISE

TO:    ERIN ENERGY CORPORATION

(1)The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2)Payment shall take the form of (check applicable box):
[ ] in lawful currency of the United States; or
[ ] [if permitted] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 4, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 4.
(3)Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:
_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

FINANCING SUPPORT AGREEMENT/PIC/ERIN Execution December 2016	/Page 24 of 27

Execution

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________
Signature of Authorized Signatory of Investing Entity: _________________________________________________
Name of Authorized Signatory: ________________________________________________________________________
Title of Authorized Signatory: ________________________________________________________________________
Date: ___________________________________________________________________

FINANCING SUPPORT AGREEMENT/PIC/ERIN Execution December 2016	/Page 25 of 27

Execution

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.
Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ______________, _______

Holder’s Signature:    _____________________________

Holder’s Address:    _____________________________

_____________________________
Signature Guaranteed: ___________________________________________

FINANCING SUPPORT AGREEMENT/PIC/ERIN Execution December 2016	/Page 26 of 27

Execution

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

FINANCING SUPPORT AGREEMENT/PIC/ERIN Execution December 2016	/Page 27 of 27